Exhibit 10.24
THE SOUTH FINANCIAL GROUP
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
Between
THE SOUTH FINANCIAL GROUP, INC.
and
LYNN HARTON
     This Supplemental Executive Retirement Agreement (this “Agreement”) is made and entered into effective as of this 29 day of January, 2007 (the “Effective Date”), by and between LYNN HARTON, an individual (the “Executive”), and The South Financial Group, Inc., a South Carolina corporation and financial institution holding company headquartered in Greenville, South Carolina (the “Company”).
INTRODUCTION
     The Company wishes to provide the Executive with supplemental retirement benefits and thereby encourage the Executive to continue providing services to the Company. The Company will pay the benefits from its general assets.
     The Agreement is intended to be a top-hat plan (i.e., an unfunded deferred compensation plan maintained for a member of a select group of management or highly compensated employees) pursuant to Section 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”).
     This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations and other guidance issued thereunder, as in effect from time to time. To the extent a provision of the Agreement is contrary to or fails to address the requirements of Code Section 409A, the Agreement shall be construed and administered as necessary to comply with such requirements until the Agreement is appropriately amended to comply with such requirements.
AGREEMENT
     The Executive and the Company agree as follows:
Article 1
Definitions
     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:
     1.1 “Affiliated Company” means any company controlled by, controlling or under common control with the Company.
     1.2 “Benefit Basis” means the average of the highest three fiscal years of annual Compensation earned by the Executive during the ten fiscal years of the Executive’s employment prior to the Termination of Employment, or for such lesser number of fiscal years that the

Executive was employed by the Company prior to the Termination of Employment, including the year in which Termination of Employment occurs.
     1.3 “Board” means the Board of Directors of The South Financial Group, Inc.
     1.4 “Cause” means (i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or any Affiliated Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s Involuntary Termination), after a written demand for substantial performance is delivered to the Executive by the Chief Executive Officer that specifically identifies the manner in which the Chief Executive Officer of the Company believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in illegal conduct or gross misconduct, in each case, that is materially and demonstrably injurious to the Company. For purposes of this definition, no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, or upon instructions of the Chief Executive Officer or senior officer, or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Executive, if the Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clause (i) or (ii) of this definition, and specifying the particulars thereof in detail.
     1.5 “Change in Control” means:
     (i) when any Person or Persons acting as a “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the “Exchange Act” and within the meaning of Code Section 409A and applicable regulations thereunder) acquires directly or indirectly, securities of the Company representing an aggregate of more than 50% of the combined voting power of the Company’s then outstanding voting securities other than an acquisition by:
          (A) any employee plan established by the Company;
          (B) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act);
          (C) an underwriter temporarily holding securities pursuant to an offering of such securities;

          (D) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company; or
          (E) except as provided in clause (iii) below, merger or consolidation of the Company with any other corporation which is duly approved by the stockholders of the Company; or
     (ii) when a majority of the board of directors of the Company is replaced during any 12-month period and such new appointments are not approved by a majority of the members of the current board prior to the date of appointment or election; or
     (iii) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of any Company, at least a majority of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in clause (i) above), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing a majority of the combined voting power of the Company’s then outstanding voting securities; or (C) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
     1.6 “Code” means the Internal Revenue Code of 1986, as amended.
     1.7 “Company” means The South Financial Group, Inc. and shall include the Company and any and all of its subsidiaries where the context so applies; provided, however, for purposes of application of the “Change in Control” definition and related provisions, Company shall mean and be limited to The South Financial Group, Inc.
     1.8 “Compensation” means the Executive’s annual base salary and annual bonus under the Company’s Management Incentive Compensation Plan, or any comparable bonus under any predecessor or successor plan, including any bonus or portion thereof that has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Executive was employed for less than 12 full months) for the relevant fiscal year. If the Termination of Employment occurs prior to the end of the fiscal year, the bonus amount for such fiscal year shall be equal to the highest of the bonuses earned by the Executive in the prior three fiscal years (or for such lesser number of fiscal years prior to the Termination of Employment for which the Executive was eligible to earn such a bonus, and annualized in the case of any bonus earned for a partial fiscal year).

     1.9 “Disability” means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months which results in, (i) the Executive being unable to engage in any substantial gainful activity or (ii) the Executive receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. In addition, the Executive will be deemed disabled if determined to be totally disabled by the Social Security Administration, or if determined to be disabled in accordance with a disability insurance program provided the definition of disability applied under such disability insurance program complies with the requirements of the preceding sentence.
     1.10 “Early Retirement Age” means the date that the Executive has attained age 55 and completed seven Years of Service.
     1.11 “Early Retirement Date” means the date that is the later of the Early Retirement Age or the Termination of Employment, but is before the Normal Retirement Date.
     1.12 “Early Termination” means the Termination of Employment before Early Retirement Age for reasons other than (i) death, (ii) Disability, (iii) by the Company for Cause, (iv) by the Company without Cause during the two year period following a Change in Control, or (v) Involuntary Termination.
     1.13 “Early Termination Date” means the month, day and year in which Early Termination occurs.
     1.14 “Effective Date” means January 29, 2007.
     1.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     1.16 “Involuntary Termination” means a Termination of Employment by the Executive following a Change in Control which, in the sole judgment of the Executive, is due to (i) a change of the Executive’s responsibilities, position (including the Executive’s office, title, reporting relationships or working conditions), authority or duties (including changes resulting from the assignment to the Executive of any duties inconsistent with his positions, duties or responsibilities as in effect immediately prior to the Change in Control); or (ii) a reduction in the Executive’s annual base salary or annual bonus opportunity under the Company’s Management Incentive Compensation Plan, or any comparable bonus under any predecessor or successor plan, including any bonus or portion thereof that has been earned but deferred, or benefits; or (iii) a forced relocation of the Executive outside the Greenville, South Carolina metropolitan area; or (iv) a significant increase in the Executive’ travel requirements (collectively “Status Changes”); provided, however, Executive must elect to terminate Executive’s employment within two (2) years of the Status Change on which Executive bases Executive’s employment termination.
     1.17 “Normal Retirement Age” means Executive’s 65th birthday.
     1.18 “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

     1.19 “Person” means any individual, corporation, bank, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity.
     1.20 “Rate” means the Moody’s Aa corporate bond rate as reported by the Society of Actuaries as of the Effective Date and updated on each December 31st thereafter.
     1.21 “Termination of Employment” means the termination of the Executive’s employment with the Company and all of its subsidiaries or affiliates that are considered a single employer within the meaning of Code Sections 414(b) and 414(c). If the Executive is employed by such a subsidiary or affiliate, the Executive will be deemed to incur a Termination of Employment if the subsidiary or affiliate ceases to be such a subsidiary or an affiliate, as the case may be, and the Executive does not immediately thereafter become an employee of the Company or another such subsidiary or affiliate. Temporary absences from employment while the Executive is on military leave, sick leave, or other bona fide leave of absence will not be considered a Termination of Employment if the period of such leave does not exceed six months, or if longer, so long as the Executive’s right to reemployment with the Company is provided either by statute or by contract. However, if the period of leave exceeds six months and the Executive’s right to reemployment is not provided either by statute or by contract, a Termination of Employment is deemed to occur on the first day immediately following such six-month period.
     1.22 “Vesting Percentage” is the percentage of the accrual balance in which the Executive is vested as determined in accordance with Schedule A.
     1.23 “Vesting Start Date” shall be January 29, 2007.
     1.24 “Year of Service” means a twelve-month continuous period of employment or a portion of such period, including periods of authorized vacation, authorized leave of absence and short-term disability leave, with the Company or any of its affiliates or their predecessors or successors rounded up to the nearest whole number commencing on the Vesting Start Date.
Article 2
Lifetime Benefits
     2.1 Normal Retirement Benefit. Upon Termination of Employment (i) on or after Normal Retirement Age for reasons other than death, or (ii) upon Termination of Employment without Cause within two years following a Change in Control or (iii) upon Executive’s Involuntary Termination, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.
     2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is an amount equal to forty percent (40%) of the Benefit Basis, provided that in the event that the Executive has completed five Years of Service, the annual benefit under this Section 2.1 is an amount equal to sixty percent (60%) of the Benefit Basis.

     2.1.2 Payment of Benefit. The Company shall pay the benefit to the Executive as follows:
          (a) payment in a lump sum on the first day of the seventh month following the Executive’s Normal Retirement Date or, if earlier, on the first day of the seventh month following the Executive’s Termination of Employment without Cause within two years following a Change in Control or following the Executive’s Involuntary Termination, as the case may be; or
          (b) at the Executive’s election (on the Election Form attached as Exhibit A) made no later than thirty (30) days after the Effective Date (and with respect to services to be performed after the election), payment in either 60, 120, or 180 equal monthly installments (such installments to be considered a “single” payment for purposes of Code Section 409A), as selected by the Executive, which installments may commence no earlier than the first day of the seventh month following the Executive’s Termination of Employment.
     The Executive may make a subsequent election to further delay a payment or to change the form of a payment among the methods described above, provided (i) the election does not take effect until at least twelve (12) months after the date the election is made, (ii) the payment is deferred for a period of at least five (5) years from the date such payment would otherwise have been made, and (iii) the election is made at least twelve (12) months prior to the date any such payment was scheduled to begin.
     Notwithstanding the preceding, no election may be made by the Executive that will extend payment of the Executive’s benefit more than fifteen (15) years past the date on which the Executive’s benefit would otherwise have commenced under Section 2.1.2(a) following Executive’s Normal Retirement Date.
     For purposes of this Section 2.1, a lump sum payment shall be equal to the present value of the aggregate annual benefits that would have been payable to the Executive had such benefits been paid to Executive in equal monthly installments over the 180-month period immediately following the Executive’s Termination of Employment, assuming a discount rate equal to the Rate. Payments in monthly installments shall be determined based on the present value of the aggregate annual benefits that would have been payable to Executive had such benefits been paid to Executive in equal monthly installments over the 180-month period immediately following Executive’s Termination of Employment. An interest rate equal to the Rate will be applied to determine the actuarial equivalent of the equal monthly installment payments under this Section 2.1.
     2.2 Early Retirement Benefit. Upon Termination of Employment on or after Early Retirement Age but before Normal Retirement Age for reasons other than (i) death, (ii) Disability, (iii) by the Company without Cause within two years following a Change in Control or (iv) upon Executive’s Involuntary Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefits under this Agreement.

     2.2.1 Amount of Benefit. The annual benefit under this Section 2.2 is an amount equal to the greater of (i) the product of (A) the sum of (x) thirty percent (30%) and (y) three percent (e%) for each Year of Service completed by the Executive after the Early Retirement Age and (B) the Benefit Basis or (ii) the benefit under Section 2.3; provided that in no event shall the amount payable under this Section 2.2.1 be greater than the benefit set forth in Section 2.1.1.
     2.2.2 Payment of Benefit. The Company shall pay the benefit to the Executive as follows:
     (a) payment in a lump sum on the first day of the seventh month following the Executive’s Termination of Employment in an amount equal to the present value of the aggregate annual benefits that would have been payable to the Executive had such benefits been paid to Executive in equal monthly installments over the 180-month period immediately following the Executive’s Normal Retirement Age, and assuming a discount rate equal to the Rate; or
     (b) at the Executive’s election (on the Election Form attached as Exhibit A) made no later than thirty (30) days after the Effective Date (and with respect to services to be performed after the election), payment in either 60, 120, or 180 equal monthly installments (such installments to be considered a “single” payment for purposes of Code Section 409A), as selected by the Executive, which installments may commence no earlier than the first day of the seventh month following the Executive’s Termination of Employment.
     The Executive may make a subsequent election to delay a payment or to change the form of a payment among the methods described above, provided (i) the election does not take effect until at least twelve (12) months after the date the election is made, (ii) the payment is deferred for a period of at least five (5) years from the date such payment would otherwise have been made, and (iii) the election is made at least 12 months prior to the date any such payment was scheduled to begin.
     Notwithstanding the preceding, no election may be made by the Executive that will extend payment of the Executive’s benefit more than fifteen (15) years past the date on which the Executive’s benefit would otherwise have commenced under Section 2.2.2(a).
     For purposes of this Section 2.2, any lump sum payment shall be calculated as provided in Section 2.2.2(a). Payments in monthly installments shall be determined based on the actuarial equivalent of the lump sum determined under Section 2.2.2(a). An interest rate equal to the Rate will be applied to determine the actuarial equivalent of the equal monthly installment payments under this Section 2.2.2.
     The optional forms of benefit payments under Section 2.2.2(b) shall be available to Executive only upon the Executive’s Termination of Employment on or after Early Retirement Age but before Normal Retirement Age for reasons other than death;

Disability; termination by the Company without Cause within two years following a Change in Control; or upon Executive’s Involuntary Termination.
     2.3 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.
     2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Early Termination Annual Benefit set forth in Schedule A for the year ending immediately prior to the Early Termination Date.
     2.3.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the first month following the Normal Retirement Age; provided, however, that in no event may such benefit commence earlier than the first day of the seventh month following the Executive’s Termination of Employment if the Executive is then a “specified employee” of the Company within the meaning of Treasury Regulations Section 1.409A-1(i). The annual benefit shall be paid to the Executive for 180 months.
     2.4 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.
     2.4.1 Amount of Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, but after Early Retirement Age, the benefit under this Section 2.4 shall be the annual benefit set forth in Section 2.2.1. If the Executive terminates employment due to Disability prior to Early Retirement Age, the benefit under this Section 2.4 is the Disability Annual Benefit set forth in Schedule A for the year ending immediately prior to the Early Termination Date.
     2.4.2 Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Termination of Employment. The annual benefit shall be paid to the Executive for 180 months.
Article 3
Death Benefits
     3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the Lifetime Benefits of Article 2.
     3.1.1 Amount of Benefit. The annual benefit under this Section 3.1 is equal to the Disability Annual Benefit described in Section 2.4.1.
     3.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive’s beneficiary in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive’s death. The annual benefit shall be paid to the Executive’s beneficiary for 180 months.
     3.2 Death During Benefit Period. If the Executive dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.
     3.3 Death After Termination of Employment But Before Benefit Payments Commence. If the Executive is entitled to benefit payments under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay to the Executive’s beneficiary the benefit payments that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death.
Article 4
Beneficiaries
     4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.
     4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.
Article 5
General Limitations
     5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive’s employment for Cause.
     5.2 Suicide. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within two years after the date of this Agreement.

Article 6
Claims and Review Procedures
     6.1 Claims Procedure. The Company shall notify any person or entity that makes a claim against the Agreement (the “Claimant”) in writing, within 90 days of Claimant’s written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.
     6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company verbally or in writing. Claimant (or counsel) shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits, and shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim. The review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Company shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Company, but notice of this deferral shall be given to the Claimant.
     6.3 Special Procedures Applicable to Disability Benefits. If a claim for benefits under the Agreement is contingent on a determination by the Company (or its designee) that the Executive suffers from a Disability, the Claimant shall receive a written response to the initial claim from the Company within 45 days, rather than 90 days. If special circumstances require an extension, the Company shall notify the Claimant within the 45-day processing period that additional time is needed. If the Company requests additional information so it can process the claim, the Claimant will have at least 45 days in which to provide the information. Otherwise, the initial extension cannot exceed 30 days. If circumstances require further extension, the Company will again notify the Claimant, this time before the end of the initial 30-day extension.

The notice will state the date a decision can be expected. In no event will a decision be postponed beyond an additional 30 days after the end of the first 30-day extension. The Claimant may request a review of the Company’s decision regarding the Disability claim within 180 days, rather than 60 days. The review must be conducted by a fiduciary different from the fiduciary who originally denied the claim, the fiduciary also cannot be subordinate to the fiduciary who originally denied the claim. If the original denial of the claim was based on a medical judgment, the reviewing fiduciary must consult with an appropriate health care professional who was not consulted on the original claim and who is not subordinate to someone who was The review must identify the medical or vocational experts consulted on the original claim. The Claimant may request, in writing, a list of those medical or vocational experts. The Claimant will receive notice of the reviewing fiduciary’s final decision regarding the Disability claim within 45 days, rather than 60 days, of the request for review.
Article 7
Amendments and Termination
     7.1 Amendment. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     7.2 Termination. Notwithstanding the preceding Section 7.1, the Company shall have the right to terminate this Agreement and to accelerate the payment of benefits under the Agreement in accordance with Code Section 409A and related treasury regulations and other guidance issued under Section 409A only as follows:
     (i) if all plans or arrangements of a similar type that cover or benefit employees are terminated; or
     (ii) within 30 days before or 12 months after a Change in Control; or
     (iii) upon the Company’s bankruptcy or dissolution.
Article 8
Miscellaneous
     8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.
     8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.
     8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

     8.4 Successors. This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Subject to the following sentences of this Section 8.4, this Agreement shall not be assignable by the Company without the prior written consent of the Executive. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.
     8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.
     8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, without regard to principles of conflicts of laws.
     8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.
     8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein. From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof .
     8.9 Administration and Recordkeeping Authority. Except as otherwise specifically provided herein, the Company shall have the sole responsibility for and the sole control of the operation, administration, and recordkeeping of this Agreement and shall have the power and authority to take all action and to make all decisions and interpretations that may be necessary or appropriate in order to administer and operate the Agreement, including, without limiting the generality of the foregoing, the power, duty, and responsibility to:
(i)	Resolve and determine all disputes or questions arising under the Agreement, including the power to determine the rights of the Participant and beneficiaries and their respective benefits, and to remedy any ambiguities, inconsistencies, or omissions in the Agreement;

(ii)	Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Agreement and as are consistent with the Agreement;

(iii)	Implement the Agreement in accordance with its terms;

(iv)	Establish and revise the method of accounting for the Agreement; and

(v)	Maintain a record of benefit payments.
     8.10 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.
     8.11 Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
     8.12 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     8.13 Delay of Payment. The Company may delay payment of a benefit hereunder upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A, including, without limitation, payments that the Company reasonably anticipates will be subject to the application of Code Section 162(m), or will violate Federal securities laws or other applicable law, or will violate a loan covenant or similar contractual requirement; provided that any such delayed payment will be made at the earliest date at which the Company reasonably anticipates that the making of the payment would not cause such a violation.
     8.14 Acceleration of Payment. Payment of a benefit hereunder may be accelerated if the Company determines such payment to a person other than the Executive is necessary to fulfill the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)). To the extent permitted under Code Section 409A and applicable treasury regulations and applicable published regulatory or other guidance, the Company may authorize payment of any portion of an Executive’s benefit (i) to pay FICA tax imposed on any amounts under this Agreement and/or (ii) at any time that the Agreement fails to meet the requirements of Code Section 409A with respect to the Executive, the amount required to be included in income for the Executive as a result of such failure, and (iii) to otherwise comply with the requirements of Code Section 409A.
     IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE:	COMPANY:

THE SOUTH FINANCIAL GROUP, INC.

/s/ Lynn Harton	By:	/s/ Mary A. Jeffrey
Lynn Harton		Mary A. Jeffrey
	Title:	Executive Vice President

BENEFICIARY DESIGNATION
THE SOUTH FINANCIAL GROUP
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
LYNN HARTON
I DESIGNATE THE FOLLOWING AS BENEFICIARY OF ANY DEATH BENEFITS UNDER THIS SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT:
Primary: Flavia Baraldi Harton
Contingent: Sara Elizabeth Harton (50%)
Katherine Leigh Harton (50%)

NOTE:	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.
Signature: /s/ Lynn Harton
Date: January 29, 2007
Accepted by the Company this 29 day of January, 2007.
By: /s/ Mary A. Jeffrey
Title: EXECUTIVE VICE PRESIDENT

SCHEDULE A CALCULATIONS
THE SOUTH FINANCIAL GROUP
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
To determine the Executive’s Early Termination Benefit or Disability Retirement Benefit for the year of the Termination of Employment, the following calculations shall be made:
1.	Project the Benefit Basis as of Normal Retirement Age by increasing the Benefit Basis as of the Executive’s date of Termination of Employment by 5% per year, compounded annually, until Normal Retirement Age (the “Projected Retirement Benefit Basis”).

2.	Multiply the Projected Retirement Benefit Basis by the applicable percentage set forth in 2.1.1 (the product, “Annual Projected Retirement Benefit”).

3.	Calculate the discounted value at Normal Retirement Age of the aggregate Annual Projected Retirement Benefit that would have been paid to the Executive in equal monthly installments over the 180-month period immediately following the Normal Retirement Date, by using the Rate, compounded monthly (such discounted value, the “Lump Sum Projected Retirement Benefit”).

4.	Calculate the aggregate amount that has accrued through the end of the year ending immediately prior to the date of the Executive’s Termination of Employment by accruing each month from the Effective Date through Normal Retirement Age, with interest on such amounts calculated monthly at the Rate, in order to accumulate to the Lump Sum Projected Retirement Benefit as of the Normal Retirement Date (the “Accrual Balance”).
In the case of Early Termination Benefit:
5.	Multiply the Accrual Balance by 10% per Year of Service, subject to a maximum of 100% (the “Vested Accrual Balance”).

6.	Increase the Vested Accrual Balance by the Rate, compounded monthly, to the Normal Retirement Age (the “Inflated Vested Accrual Balance”).

7.	Calculate a fixed annuity which is payable in 180 equal monthly installments, crediting interest on the unpaid balance of the Inflated Vested Accrual Balance at the Rate, compounded monthly.
In the case of Disability Retirement Benefit:
8.	The Disability Annual Benefit amount is determined by calculating a fixed annuity which is payable in 180 equal monthly installments, crediting interest on the unpaid balance of the Accrual Balance at the Rate, compounded monthly.